As filed with the U.S. Securities and Exchange Commission on March 4, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InterPrivate II Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	6770	85-3122877
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1350 Avenue of the Americas, 2nd Floor
New York, NY 10019
(212) 920-0125
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ahmed Fattouh
Brandon C. Bentley
1350 Avenue of the Americas, 2nd Floor
New York, NY 10019
(212) 920-0125
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein Daniel Nussen White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	Alan I. Annex, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard Suite 1000 McLean, VA 22102 Tel: (703) 749-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-253188

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-fifth of one redeemable Warrant(2)	2,875,000 Units	$10.00		$28,750,000	$3,136.63
Shares of Class A common stock included as part of the Units(3)	2,875,000 Shares	—		—	—	(4)
Redeemable Warrants included as part of the Units(3)	575,000 Warrants	—		—	—	(4)
Shares of Class A common stock underlying Warrants included as part of the Units	575,000 Shares	$11.50	(5)	$6,612,500	$721.42
Total				$35,362,500	$3,858.05	(6)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-253188).
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the price of the warrants.
(6)

The Registrant previously registered securities having a proposed maximum aggregate offering price of $282,900,000 on its Registration Statement on Form S-1, as amended (File No. 333-253188), which was declared effective by the Securities and Exchange Commission on March 4, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $35,362,500 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of (i) 2,875,000 additional units of InterPrivate II Acquisition Corp. (the “Registrant”), each consisting of one share of Class A common stock, par value $0.0001 per share, and one-fifth of one redeemable warrant and (ii) 575,000 shares of Class A common stock underlying the warrants included in such units, in each case, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-253188) (the “Prior Registration Statement”), initially filed by the Registrant on February 17, 2021 and declared effective by the Securities and Exchange Commission (the “Commission”) on March 4, 2021. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.    All exhibits filed with or incorporated by reference in the Prior Registration Statement on Form S-1 (File No. 333-253188) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

Exhibit No	Description
5.1	Opinion of White & Case LLP.
23.1	Consent of Marcum LLP.
23.2	Consent of White & Case LLP (included on Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the 4th day of March, 2021.

InterPrivate II Acquisition Corp.

By:	/s/ Ahmed Fattouh
Ahmed Fattouh
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ahmed Fattouh	Chief Executive Officer and Chairman	March 4, 2021
Ahmed Fattouh	(Principal Executive, Financial and Accounting Officer)

/s/ Brandon Bentley	General Counsel and Director	March 4, 2021
Brandon Bentley

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